SHOLODGE, INC. REACHES AGREEMENT WITH SHONEYS, INC.


Gallatin, Tennessee (October 18, 1996) - ShoLodge, Inc. (Nasdaq/NM:LODG) today announced an agreement with Shoneys, Inc. (NYSE:SHN) whereby ShoLodge will repurchase for $2,050,000 the warrant held by Shoney's to acquire 5% of the Company's stock. The warrant presently entitles Shoney's to acquire 560,000 shares of common stock. Of that total, 438,000 shares, which carry an average exercise price of $9.49 a share, are exercisable at prices below the current trading quote for ShoLodge's shares.

      Under this same agreement, ShoLodge will pay Shoney's $5,250,000 to cancel the future obligations to pay a portion of the franchisee fees generated by the Shoney's Inn chain (currently 89 inns) to Shoney's. These fees paid to Shoney's, which currently amount to $1.1 million annually, range from 0.5% to 1.5% of gross room revenues generated by the Shoney's Inn system.

      The purchase of the warrants is expected to reduce shareholders' equity and reduce the number of common equivalent shares outstanding. The payment to Shoney's to cancel the obligation will be treated as a deferred asset and amortized over future periods.

      Other terms of the agreement include termination of Shoney's will no longer designate two members of ShoLodge's Board of Directors. ShoLodge currently has seven directors, two of which, W. Craig Barber and Robert M. Langford, are executive officers of Shoney's and serve as the designees.

      Leon Moore, chairman and president of ShoLodge, remarked, "We believe the effective repurchase of our shares, represented by the warrant which Shoney's owns, is an attractive use of our funds considering the current valuation of our shares. The other elements of this agreement mark a logical evolution of our ongoing development of Shoney's Inns. Since acquiring the exclusive franchise rights, we have expanded the chain of Shoney's Inns into a system which spans locations in 21 states. We now have practical autonomy to manage the future expansion of the chain, especially the franchised component of our strategy. Our plans are to continue expanding the chain through both company-owned and franchised locations. Thus far in 1996, two company-owned properties have opened; and a net total of seven franchised Shoney's Inns have joined our system. Of the 89 Shoney's Inns currently in operation, we own and operate 32; and the balance of 57 are operated under franchise agreements with us."

      Moore said that although the agreement remains subject to certain closing conditions, including final documentation, approval by the Boards of each company and approval by lenders, plans are to close the transaction by October 25.

      In addition to owning, managing and franchising Shoney's Inns, the Company develops, owns and operates all-suite hotels under the brand name "Sumner Suites" and has 10 Sumner Suites in operation, with six more under construction.